EXHIBIT (a)(5)(B)

SYMBOLIC LOGIC, INC. ANNOUNCES THE PRELIMINARY RESULTS OF ITS MODIFIED “DUTCH AUCTION” TENDER OFFER

ENGLEWOOD, COLORADO, U.S.A., June 24, 2022 /EINPresswire.com/ -- Symbolic Logic, Inc. (OTC PINK: EVOL) (the “Company”) announced today the preliminary results of its modified “Dutch auction” tender offer to purchase with cash up to $9.6 million of shares (the “Shares”) of its common stock (the “Common Stock”) which expired one minute after 4:59 P.M. (Eastern Daylight Time) on June 23, 2022.

Based on the preliminary count by the depositary for the tender offer, a total of 1,501,192 Shares of Common Stock were validly tendered and not validly withdrawn at a price per Share of not less than $1.30 and not more than $1.55.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, the Company may purchase up to 1,501,192 shares of Common Stock through the tender offer at a maximum price of $1.55 per Share, for a total cost not to exceed $2,326,847.60, excluding fees and expenses. The total of 1,501,192 shares of Common Stock that the Company expects to accept for purchase represents approximately 12.2 % of the Company’s total shares of common stock outstanding as of May 23, 2022.

The number of Shares expected to be purchased in the tender offer and the purchase price per Share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the required two business day period. The final number of Shares to be purchased in the tender offer and the final purchase price per Share will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the Shares accepted for purchase pursuant to the tender offer, and the return of all other Shares tendered and not purchased, will occur promptly following the completion of the confirmation process. The Company expects to fund the purchase of Shares in the tender offer, together with all related fees and expenses, with cash and cash equivalents on hand.

D.F. King and Co., Inc. is serving as information agent for the tender offer and American Stock Transfer & Trust Company, LLC is serving as the depositary for the tender offer.

About Symbolic Logic

Symbolic Logic, Inc. (OTC PINK: EVOL) is a technology research and development organization currently pursuing multiple strategic market opportunities that leverage its history as a digital marketing and activation company previously serving over a billion customers. The Company sold its two largest operating divisions in January 2022 and has entered a research and development phase. Founded in 1985, the Company has its headquarters in Englewood, Colorado.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, the Company’s plans to develop new products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of the Company’s business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Alice Ahern
Investor Relations